UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

HEDGEBROOK

(Exact name of registrant as specified in its charter)

Nevada	04-3803966
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
295 East Main Street, Suite 1, Ashland, Oregon	97520
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (424) 216-8222

Copies to:

William Gould, Esq.

Darren Freedman, Esq.

TroyGould PC

1801 Century Park East, Suite 1600

Los Angeles, CA 90067

Telephone: (310) 553-4441

Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $0.001 par value per share.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company
☐	☐	☐	☒

Cautionary Note Regarding Forward-Looking Statements

This registration statement on Form 10 contains “forward-looking statements” concerning our future results, future performance, intentions, objectives, plans, and expectations, including, without limitation, statements regarding the plans and objectives of management for future operations, any statements concerning our proposed services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All forward-looking statements included in this document are made as of the date hereof and are based on information available to us as of such date. We assume no obligation to update any forward-looking statements. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements are subject to inherent risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Form 10.

Introductory Comment

We are filing this General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this Form 10, unless the context otherwise requires, the terms “we,” “us,” “our,” "Hedgebrook," the "Company” and “our company” refer to Hedgebrook (f/k/a as ecoSolutions Intl), a Nevada corporation.

ITEM 1.          BUSINESS

Organizational History

Our company was originally incorporated as “360 Interchange, Inc.” under the laws of the State of Oregon on July 24, 2004.  On January 3, 2005, we reincorporated under the laws of the State of Nevada.

Until 2007, we were a trading company operating out of the State of Oregon, focusing on the sale of wood flooring and yoga mat products in North America.  Our operations in this industry were affected by financial troubles in the real estate market.  In early 2007, our Board of Directors decided to develop a business in the alternative plastics market as a distributor of non-PVC plastics and bioplastics, having concluded that there was an opportunity to participate in the rapidly growing eco-consciousness and “green” industry.  We changed our name to “ecoSolutions Intl” in March 2008 to reflect our business focus at that time.  In late 2009, we ceased all operations in the alternative plastics market because we did not have sufficient capital to execute our business plan.  On October 1, 2008, we filed an amended General Form for Registration of Securities on Form 10/A to register our common stock under Section 12(g) of the Exchange Act.  On December 1, 2010, the Company filed a Form 15 to deregister our common stock from Section 12(g).  Our Board has since evaluated other business opportunities for the Company, including the possibility of acquiring operating companies.  In August 2011, we changed the Company's name to "Golden Hills Resources Corporation" in connection with the closing of a share exchange agreement entered into by the Company, pursuant to which the Company acquired 100% of the share capital of a private company with gold mining claims in Gayana. The transaction was subsequently rescinded by mutual agreement of the parties on October 31, 2011 and treated as null and void.  The Company subsequently changed its name back to "ecoSolutions Intl" in December 2011.

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We are currently a publicly-traded shell company, as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), and Rule 12b-2 under the Exchange Act, whose shares trade on the OTC Markets Group under the symbol “HBRK." Our current plan of operations, as described below, is to merge with or acquire one or more existing companies or businesses.  We changed our name to “Hedgebrook” on November 28, 2012 to reflect our new business focus.  Our principal executive offices are located at 295 East Main Street, Suite 1, Ashland, OR 97520.  Our telephone number is (424) 216-8222.  We currently maintain our corporate website at www.hedgebrook.co.

On June 23, 2011, the Company filed with the Nevada Secretary of State Amended and Restated Articles of Incorporation to effect a reverse stock split of our outstanding shares of common stock on a 1-for-10 basis.  The reverse stock split went into effect on the opening of trading on August 4, 2011.  All common stock and per share information (other than par value) contained in this Form 10 has been adjusted to reflect the foregoing stock split.

Plan of Operations

Headquartered in Ashland, Oregon, our current plan of operations is to merge with or acquire one or more existing companies or businesses.  Our principal business objective will be to achieve long-term growth potential through one or more acquisitions of or combinations with business opportunities.  Our search for a business opportunity will not be limited to any particular geographical area or industry, but will focus on an extensive international range of asset classes, including real estate, private equity, and public securities, across market segments including aerospace, consumer and retail, healthcare and technology. These business opportunities may be at various stages of development.  Any such acquisition may be made by purchase, merger, exchange of stock, or otherwise, and may encompass assets or an existing company.  However, no assurance can be given that we will be successful in locating or negotiating with any target company.

Our management is focused on finding opportunities to acquire undervalued and underperforming assets, developing product lines based on new and licensable technologies, and building strategic relationships with partners that can deliver synergies across our future portfolio.  We believe that companies who, among other things, desire the perceived advantages associated with a public corporation, such as enhanced liquidity for stockholders, or have undervalued performing assets will be potential acquisition or merger candidates.

The analysis of new business opportunities will be undertaken by or under the supervision of our management.  As of the date of this filing, we have not entered into any letter of intent or definitive agreement with any party. In our efforts to analyze potential acquisition or merger targets, we intend to consider the following factors:

•	Potential for growth, indicated by anticipated market expansion, new products or new technology;

•	Competitive position as compared to other firms of similar size and experience within the industry segment as well as within the industry as a whole;

•	Strength and diversity of management, and the accessibility of required management expertise, personnel, services, professional assistance and other required items;

•	Capital requirements and anticipated availability of required funds, to be provided by the Company or from operations, through the sale of additional securities or convertible debt, through joint ventures or similar arrangements or from other sources;

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•	The cost of participation by the Company as compared to the perceived tangible and intangible values and potentials;

•	The extent to which the business opportunity can be advanced in the marketplace; and

•	Other relevant factors.

In applying the foregoing criteria, no one of which will be controlling, management will attempt to analyze all factors and circumstances and make a determination based upon reasonable investigative measures and available data.  Potentially available business opportunities for the Company may occur in many different industries and across market segments, as described above, and at various stages of development, all of which will make the task of comparative investigation and analysis of such business opportunities extremely difficult and complex.  Due to our limited capital available for investigation, we may not discover or adequately evaluate adverse facts about the opportunity to be acquired. Additionally, we will be competing against other entities that may have greater financial, technical and managerial capabilities for identifying and completing business acquisitions or mergers.

In evaluating a prospective business combination, management will conduct as extensive a due diligence review of potential targets as possible; however, none of our management are professional business analysts. Our management, except for William Patridge, has limited experience with acquisitions and mergers.  Potential investors must recognize that due to our management’s inexperience with acquisitions and mergers, we may not adequately evaluate a potential business opportunity or opportunities.

We are unable to predict when we will, if ever, identify and enter into any definitive agreement with potential merger or acquisition candidates. We anticipate that proposed business opportunities will be made available to us through personal contacts of our directors, officers and principal stockholders, professional advisors, broker-dealers, venture capitalists, members of the financial community and others who may present unsolicited proposals.  In certain cases, we may agree to pay a finder’s fee or to otherwise compensate the persons who introduce the Company to business opportunities in which we participate.

We expect that our due diligence will encompass, among other things, meetings with incumbent management of the target business and inspection of its facilities, as necessary, as well as a review of financial and other information which is made available to the Company.  This due diligence review will be conducted either by our management or by third parties we may engage.  Our limited funds and the lack of full-time management may likely make it impracticable to conduct a complete and exhaustive investigation and analysis of a target business before we consummate a business combination. We anticipate that we will rely upon funds provided by advances and/or loans from management who represent our significant stockholders to conduct investigation and analysis of any potential target companies or businesses.  We may also rely upon the issuance of our common stock in lieu of cash payments for services or expenses related to any analysis.  Therefore, management decisions will likely be made without detailed feasibility studies, independent analysis, market surveys and the like.  We will be particularly dependent in making decisions upon information provided by owners or other persons associated with the targeted business opportunity.

We may incur time and costs required to select and evaluate a target business opportunity and to structure and complete a business acquisition or merger which cannot presently be determined with any degree of certainty.  Any costs incurred with respect to the indemnification and evaluation of a prospective business acquisition or merger that is not ultimately completed may result in a loss to the Company.  Also, fees may be paid in connection with the acquisitions or mergers.  These fees may include legal costs, accounting costs, finder’s fees, consultant’s fees and other related expenses. We have no present arrangements for any of these types of fees.

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Form of Acquisition or Merger

Our approach and manner in which we participate in a business opportunity will depend upon the nature of the opportunity, the respective needs and desires of the Company and the target company, and the relative negotiating strength of the parties.

It is likely that we will acquire our participation in a business opportunity through the issuance of our common stock or other securities, which could result in substantial dilution of the equity ownership of existing holders of our common stock.

In the case of an acquisition or merger, the transaction may be accomplished upon the determination of our Board of Directors or the approval of a majority of the voting power of the Company, subject to applicable law, which is held by our management.

We anticipate that the investigation of specific business opportunities and the negotiation, drafting and execution of relevant agreements, disclosure documents and other instruments will require substantial management time and attention and substantial cost for accountants, attorneys, consultants and others.  Costs may be incurred in the investigation process, which may not be recoverable, if a decision is made not to participate in a specific business opportunity.  Furthermore, even if an agreement is reached for the participation in a specific business opportunity, the failure to consummate that transaction may result in a loss to the Company of the related costs incurred.

Competition

We operate in a highly competitive market for business opportunities which could reduce the likelihood of consummating a successful business acquisition or merger.  We are, and will continue to be, an insignificant participant in the business of seeking mergers with, joint ventures with and acquisitions of small private and public entities.  A large number of established and well-financed entities, including small public companies and venture capital firms, are active in acquisitions and mergers of companies that may be desirable target candidates for the Company.  These entities may have significantly greater financial resources, technical expertise and managerial capabilities than we do. Accordingly, we will be at a competitive disadvantage in identifying possible business opportunities and successfully completing an acquisition or merger.  Such competitive factors may reduce the likelihood of our identifying and consummating an acquisition or merger.

Effect of Existing or Probable Governmental Regulations on the Business

Upon effectiveness of this Form 10, we will be subject to the Exchange Act and the Sarbanes-Oxley Act of 2002.  Under the Exchange Act, we will be required to file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  The Sarbanes-Oxley Act creates a strong and independent accounting oversight board to oversee the conduct of auditors of public companies and to strengthen auditor independence.  It also (1) requires steps be taken to enhance the direct responsibility of senior members of management for financial reporting and for the quality of financial disclosures made by public companies; (2) establishes clear statutory rules to limit, and to expose to public view, possible conflicts of interest affecting securities analysts; (3) creates guidelines for audit committee members’ appointment, and compensation and oversight of the work of public companies’ auditors; (4) prohibits certain insider trading during pension fund blackout periods; and (5) establishes a federal crime of securities fraud, among other provisions.

We will also be subject to Section 14(a) of the Exchange Act, which requires all companies with securities registered pursuant to Section 12(g) of the Exchange Act to comply with the rules and regulations of the SEC regarding proxy solicitations, as outlined in Regulation 14A.  Matters submitted to our stockholders at a special or annual meeting thereof or pursuant to a written consent will require us to provide our stockholders with the information outlined in Schedules 14A or 14C of Regulation 14A. Preliminary copies of this information must be submitted to the SEC at least 10 days prior to the date that definitive copies of this information are provided to our stockholders.

4

Recent Development

Effective as of February 6, 2013, we entered into a settlement and release agreement with T Squared Investments, LLC ("TSI"), pursuant to which we and TSI agreed to cancel a convertible promissory note issued by the Company to TSI on July 8, 2008, as amended on July 16, 2009 and November 3, 2010, in the principal amount of $114,700 in exchange for the payment by the Company to TSI of $25,000 and an additional payment of $15,000 on the first anniversary date of the settlement and release agreement.

Employees

As of February 11, 2013, we had officers but, otherwise, no employees.  Instead, we utilize independent consultants to assist with accounting and administrative matters. We have no employment agreements, and believe our consulting relationships are satisfactory. We plan to continue to hire independent consultants from time to time on an as-needed basis. After we complete a business acquisition or merger, we expect to enter into employment agreements with William Patridge, our President and Chief Executive Officer, Brady Brim-DeForest, our Chief Financial Officer/Treasurer, and Nicolas Spurlock, our Vice-President of Business Development, provided, however, that we do not expect to do so in the foreseeable future.  We expect no significant changes in the number of our employees other than such changes, if any, incident to a business acquisition or merger.

ITEM 1A.          RISK FACTORS

Risks Relating to Our Business

We have extremely limited assets, have incurred operating losses and have no current source of revenue.

We have minimal assets and have had limited revenues since our inception in 2004.  Since our inception, we have incurred annual operating losses.  As of December 31, 2012, our accumulated deficit was $7,987,518.  We do not expect to generate revenues until we select an industry or industries in which to commence business following an acquisition or merger.  However, we can provide no assurance that any acquired business will produce any material revenues for our stockholders, or that any such business will operate on a profitable basis.

We will, in all likelihood, sustain operating expenses without corresponding revenues, at least until the consummation of an acquisition or merger with an operating business.  This may result in our incurring a net operating loss that will increase unless we consummate a business combination with a profitable business.  We cannot assure you that we can identify a suitable business opportunity and consummate a business combination, or that any such business will be profitable at the time of its acquisition by the Company or ever.

Our capital resources may not be sufficient to meet our capital requirements, and in the absence of additional resources we may have to curtail or cease business operations.

We have historically generated negative cash flow and losses from operations and could experience negative cash flow and losses from operations in the future. Our independent auditors have included an explanatory paragraph in their report on our financial statements for 2012 and 2011 expressing doubt regarding our ability to continue as a going concern. We currently only have a limited amount of cash available, which we expect will not be sufficient to fund our anticipated future operating needs beyond the second quarter of 2013.  Our capital commitments anticipated for 2013 include the potential acquisition or merger of a business or company, which, if consummated, may require a purchase in a combination of cash and Company stock.  We currently anticipate that we will receive additional funding, as necessary, from loans made to us by management and through issuance of debt or equity securities to management or outsiders. However there is no assurance that we will obtain such financing, or that we will do so on favorable terms, and no assurance can be given that we will have sufficient capital available to operate beyond the second quarter of 2013.

5

We face a number of risks associated with potential acquisitions, including the possibility that we may incur substantial debt or convertible debt which could adversely affect our financial condition.

We intend to use reasonable efforts to complete an acquisition or merger with an operating business.  Such combination will be accompanied by risks commonly encountered in acquisitions, including, but not limited to, insufficient revenues to offset increased expenses associated with the acquisition.  Failure to manage and successfully integrate the acquisition we make could harm our business, our strategy and our operating results in a material way.  Additionally, completing a business combination is likely to increase our expenses and it is possible that we may incur substantial debt or convertible debt in order to complete a business combination, which can adversely affect our financial condition.  Incurring a substantial amount of debt or convertible debt may require us to use a significant portion of our cash flow to pay principal and interest on the debt, which will reduce the amount available to fund working capital, capital expenditures, and other general purposes.  Our indebtedness may negatively impact our ability to operate our business and limit our ability to borrow additional funds by increasing our borrowing costs, and impact the terms, conditions, and restrictions contained in possible future debt agreements, including the addition of more restrictive covenants; impact our flexibility in planning for and reacting to changes in our business as covenants and restrictions contained in possible future debt arrangements may require that we meet certain financial tests and place restrictions on the incurrence of additional indebtedness and place us at a disadvantage compared to similar companies in our industry that have less debt.

We do not have any existing bank credit facilities. Our ability to obtain such financing may be limited and if we are unable to secure such financing, our profitability may be adversely affected.

As noted above, we anticipate the need to secure financing to continue our operations beyond the second quarter of 2013.  One common source of such financing is bank loans and credit facilities; however, we do not have any existing bank credit facilities. Our ability to obtain such financing may be limited as banks and other financial institutions may be reluctant to extend credit to businesses they perceive as lacking prolonged operating histories, and information relating to revenues and costs upon which they can evaluate the merits and risks of any such credit extension. Our inability to secure bank credit facilities (or some other form of cash/liquid injection) may have an adverse effect on our results of operations. Due to our limited operating history, and the lag often existing between commencing business operations and profitability, in the absence of such bank financing, we may be forced to rely solely on revenues generated from our new business operations in order to support our company, which revenues may not in the short term be sufficient to meet our operating and administrative expenses. If we do not have sufficient cash to meet our expenses, whether from revenues or bank credit, we may have to curtail or cease business operations.

Our ability to hire and retain key personnel will be an important factor in the success of our business and a failure to hire and retain key personnel may result in our inability to manage and implement our business plan.

Our company’s management team is currently small and we currently have no additional employees.  The loss of the services of any management member could have a material adverse effect on our business, prospects, financial condition and results of operations. We may not be able to attract and retain the necessary qualified personnel. If we are unable to retain or to hire qualified personnel as required, we may not be able to adequately manage and implement our business plan. None of our officers or other personnel are presently subject to any employment agreements with us.

6

Our future success is highly dependent on the ability of management to locate and attract suitable business opportunities and our stockholders will not know what business we will enter into until we consummate a transaction because our existing directors and officers own a majority of our common stock.

The nature of our operations is highly speculative, and there is a consequent risk of loss of an investment in the Company.  The success of our plan of operations will depend to a great extent on the operations, financial condition and management of a yet to be identified business opportunity or opportunities.  While management intends to seek business combinations with entities having established operating histories, we cannot provide any assurance that we will be successful in locating opportunities meeting that criteria.  In the event we complete a business combination, the success of our operations may be dependent upon management of the acquired firm, its financial position and numerous other factors beyond our control.

As of February 11, 2013, our directors and officers beneficially owned over 90% of our outstanding common stock. These directors and officers, if they act together, may be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as acquisitions of or merger with other companies, a sale of substantially all of our assets and amendments to our articles of incorporation. The decisions of such stockholders may conflict with our interests or those of our other stockholders.

There can be no assurance that we will successfully consummate a business combination.

We can give no assurance that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination.  We cannot guarantee that we will be able to negotiate a business combination on favorable terms.  At the date of this filing, we have no arrangement or agreement with respect to engaging in a acquisition of or merger with a private or public entity.  No assurances can be given that we will successfully identify and evaluate suitable business opportunities or that we will conclude a business combination. Our management and affiliates will play an integral role in establishing the terms for any future business combination.

We will incur increased costs as a result of becoming a reporting company, and given our limited capital resources, such additional costs may have an adverse impact on our profitability.

Following the effectiveness of this Form 10, we will be an SEC reporting company.  The Company currently has no business that produces revenues.  However, the rules and regulations under the Exchange Act require a public company to provide periodic reports with interactive data files which will require the Company to engage legal, accounting and auditing services, and XBRL and EDGAR service providers.  The engagement of such services can be costly and the Company is likely to incur losses which may adversely affect the Company’s ability to continue as a going concern. In addition, the Sarbanes-Oxley Act of 2002, as well as a variety of related rules implemented by the SEC, have required changes in corporate governance practices and generally increased the disclosure requirements of public companies. For example, as a result of becoming a reporting company, we will be required to file periodic and current reports and other information with the SEC and we must adopt policies regarding disclosure controls and procedures and regularly evaluate those controls and procedures.

The additional costs we will incur in connection with becoming a reporting company will serve to further stretch our limited capital resources. In other words, due to our limited resources, we may have to allocate resources away from other productive uses in order to pay any expenses we incur in order to comply with our obligations as an SEC reporting company. Further, there is no guarantee that we will have sufficient resources to meet our reporting and filing obligations with the SEC as they come due.

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The time and cost of preparing a private company to become a public reporting company may preclude us from entering into an acquisition or merger with the most attractive private companies.

Target companies that fail to comply with SEC reporting requirements may delay or preclude acquisition. Sections 13 and 15(d) of the Exchange Act require reporting companies to provide certain information about significant acquisitions, including certified financial statements for the company acquired, covering one or two years, depending on the relative size of the acquisition.  The time and additional costs that may be incurred by some target entities to prepare these statements may significantly delay or essentially preclude consummation of an acquisition.  Otherwise suitable acquisition prospects that do not have or are unable to obtain the required audited statements may be inappropriate for acquisition so long as the reporting requirements of the Exchange Act are applicable.

A business combination may result in a change of control and a change of management.

In conjunction with completion of a business acquisition, it is anticipated that we may issue an amount of our authorized but unissued common stock which represents a majority of the voting power and equity of our common stock, which would result in stockholders of a target company obtaining a controlling interest in us. As a condition of the business combination agreement, our current stockholders may agree to sell or transfer all or a portion of our common stock as to provide the target company with all or majority control. The resulting change in control may result in removal of our present officers and directors and a corresponding reduction in or elimination of their participation in any future affairs.

Any potential acquisition or merger with a foreign company may subject us to additional risks.

If we enter into a business combination with a foreign company, we will be subject to risks inherent in business operations outside of the United States.  These risks include, for example, currency fluctuations, regulatory problems, punitive tariffs, unstable local tax policies, trade embargos, risks related to shipment of raw materials and finished goods across national borders and cultural and language differences.  Foreign economies may differ favorably or unfavorably from the United States economy in growth of gross national product, rate of inflation, market development, rate of savings, and capital investment, resource self-sufficiency and balance of payments positions, and in other respects.

Risks Related to Our Stockholders and Shares of Common Stock

There is only a limited public market for our securities.

Our common stock is traded on the OTC Markets Group under the symbol “HBRK." Our common stock is very thinly traded, and a robust and active trading market may never develop.  Shares of our common stock that are "restricted" within the meaning of Rule 144 of the Securities Act may not be freely resold to the pubic unless there is an effective registration statement covering the resale of such shares, or such shares are eligible to be sold under Rule 144.  Because of our current status as a “shell company,” Rule 144 is not currently available. Future sales of our common stock by existing stockholders pursuant to an effective registration statement or upon the availability of Rule 144 could adversely affect the market price of our common stock. A stockholder who decides to sell some or all of his shares in a private transaction may be unable to locate persons who are willing to purchase the shares, given the restrictions. Also, because of the various risk factors described above, the price of the publicly traded common stock may be highly volatile and not provide the true market price of our common stock.

Our stock is thinly traded, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell a significant number of your shares.

Our common stock has been thinly traded on the OTC Markets Group, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common shares will develop or be sustained, or that current trading levels will be sustained. Due to these conditions, we can give you no assurance that you will be able to sell your shares at or near bid prices or at all if you need money or otherwise desire to liquidate your shares.

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Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We expect to issue more shares in an acquisition or merger which will result in substantial dilution.

Our Articles of Incorporation, as amended, authorize the Company to issue an aggregate of 200,000,000 shares of common stock of which 24,921,950 shares are currently outstanding.  Any acquisition or merger effected by the Company may result in the issuance of additional securities without stockholder approval and may result in substantial dilution in the percentage of our common stock held by our then existing stockholders.  Moreover, shares of our common stock issued in any such merger or acquisition transaction may be valued on an arbitrary or non-arm’s-length basis by our management, resulting in an additional reduction in the percentage of common stock held by our then existing stockholders.  In an acquisition type transaction, our Board of Directors has the power to issue any or all of such authorized but unissued shares without stockholder approval.  To the extent that additional shares of common stock are issued in connection with a business combination or otherwise, dilution to the interests of our stockholders will occur and the rights of the holders of common stock might be materially adversely affected.

Obtaining additional capital though the sale of common stock will result in dilution of stockholder interests.

We may raise additional funds in the future by issuing additional shares of common stock or other securities, which may include securities such as convertible debentures, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock. Additionally, the existing conversion rights may hinder future equity offerings, and the exercise of those conversion rights may have an adverse effect on the value of our stock. If any such conversion rights are exercised at a price below the then current market price of our shares, then the market price of our stock could decrease upon the sale of such additional securities. Further, if any such conversion rights are exercised at a price below the price at which any particular stockholder purchased shares, then that particular stockholder will experience dilution in his or her investment.

9

Our directors have the authority to authorize the issuance of preferred stock

Our Articles of Incorporation, as amended, authorize the Company to issue an aggregate of 20,000,000 shares of preferred stock, which are designated "Series A Preferred Stock," of which 0 shares are currently outstanding.  Our directors, without further action by our stockholders, have the authority to issue shares of Series A Preferred Stock with the relative rights, conversion rights, voting rights, preferences, special rights and qualifications provided in our Certificate of Designation of Series A Preferred Stock.  Any issuance of Series A Preferred Stock could adversely affect the rights of holders of common stock in that each share of Series A Preferred Stock may be converted into ten shares of common stock and has voting rights equal to ten votes for each share of Series A Preferred Stock.  Additionally, any future issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.  Our Board does not intend to seek stockholders approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

We have never paid dividends on our common stock, nor are we likely to pay dividends in the foreseeable future.  Therefore you may not derive any income solely from ownership of our stock.

We have never declared or paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future.  We anticipate that any funds available for payment of dividends will be re-invested into the Company to further our business strategy.  This means that your potential for economic gain from ownership of our stock depends on appreciation of our stock price and will only be realized by a sale of the stock at a price higher than your purchase price.

ITEM 2.          FINANCIAL INFORMATION.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported assets, liabilities, sales and expenses in the accompanying financial statements. Critical accounting policies are those that require the most subjective and complex judgments, often employing the use of estimates about the effect of matters that are inherently uncertain. Such critical accounting policies, including the assumptions and judgments underlying them, are disclosed in Note 1 to the Financial Statements included in this Form 10. However, we do not believe that there are any alternative methods of accounting for our operations that would have a material effect on our financial statements.

Management’s Discussion and Analysis of Financial Condition Overview

 Our current plan of operations is to merge with or acquire one or more existing companies or businesses.  We currently have no source of revenues sufficient to cover our operating costs.  These conditions raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to acquire or merge with a suitable company or companies.   As of the date of this Form 10, we have not identified any acquisition candidate and have not entered into any negotiations with respect to the possibility of a merger or acquisition between us and another company.

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Comparison of the Fiscal Year Ended December 31, 2012 versus December 31, 2011

Results of Operations

Revenues and Gross Profit.  For the fiscal years ended December 31, 2012 and 2011, we had no revenues or gross profit as we did not engage in any business activities that generated revenue during that time.

Operating Expenses. Our selling, general and administrative expenses for the year ended December 31, 2012, were $67,160, representing an increase of $49,808 or 287.0%, compared to $17,352 for the year ended December 31, 2011. This increase was due to additional legal, accounting, consulting and outside services fees in connection with the preparation for an outside audit and the filing of this Form 10, and website development.

Other Expense and Net Loss. Our other expenses for the year ended December 31, 2012 were $0, representing a decrease of $1,566 or 100.0% compared to $1,566 for the year ended December 31, 2011.  This decrease was due to amortization of debt discount on a related party convertible promissory note recorded and fully amortized during fiscal 2011; therefore, no interest expense amortization occurred in fiscal 2012.

Net loss for the year ended December 31, 2012 was $67,160, representing an increase of $48,242 or 255.0% compared to $18,918 for the year ended December 31, 2011. This increase was attributable to additional legal, accounting, consulting and outside services fees in connection with the preparation for an outside audit and the filing of this Form 10, and website development.

Liquidity and Capital Resources

We do not currently generate any revenues from operations and, absent a merger or other combination with an operating company, or a public or private sale of our equity or debt securities, the occurrence of either of which cannot be assured, we will be dependent upon future loans or equity investments from our present stockholders or management, for which there is no existing commitment.

As of December 31, 2012 we had $163,576 in cash and a working capital deficit of $24,949, as compared with $0 in cash and a working capital deficit of $305,428 as of December 31, 2011.  Cash used to fund operating activities during fiscal 2012 was $37,200 compared to $1,628 for fiscal 2011, representing an increase of $35,572. This increase was due to higher general and administrative expenses incurred during fiscal 2012. Cash provided by financing activities of $200,776 for fiscal 2012, versus $0 for fiscal 2011, represented net cash proceeds from private sales of our common stock and exercise of stock options in fiscal 2012.

Since our inception, we have financed our operations primarily through private sales of our common stock effected in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, including the sale of 11,966,755 shares  of common stock of the Company in October 2012 to our current Chief Financial Officer for an aggregate purchase price of $200,000,  the issuance of convertible promissory notes, outside loans and loans provided by management. We have no credit lines or facilities as of February 11, 2013, nor have we ever had a credit facility since our inception.  We anticipate that we will require additional financing to fund our operations beyond the second quarter of 2013, which financing we expect to result from loans from our management and private sales of our common stock or securities convertible into shares of our common stock to outside investors.  However, there is no assurance that we will obtain such financing, or that we will do so on favorable terms, and no assurance can be given that we will have sufficient capital available to operate beyond the second quarter of 2013.  We will also need to satisfy current liabilities of $190,451 and fund our other operating activities during 2013.  Such current liabilities include vendor accounts payable, accrued expenses to vendors and a note payable to a third party.  Effective February 6, 2013, as discussed under the caption "Recent Development" included under Item 1 ("Business") of this Form 10, the Company entered into a settlement and release agreement with the holder of the note payable, whereby the convertible promissory note representing a current liability balance of $114,700 was cancelled in exchange for the payment by the Company to the note holder of $25,000 and an additional payment of $15,000 on the first anniversary date of the settlement and release agreement.

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Our capital commitments anticipated for 2013 include the potential acquisition of a business or businesses, which, if consummated, we expect would be financed through a combination of cash and securities of the Company. However, no assurance can be given that we would have sufficient capital available to consummate such an acquisition.

Because of our operating losses and negative cash flows incurred since inception, our independent auditors have included an explanatory paragraph in its report on our financial statements for 2012 and 2011 expressing doubt regarding our ability to continue as a going concern. Our ability to fund our liquidity and working capital needs in the near future will be dependent upon the successful execution of our current business strategy and repositioning efforts.  However, no assurance can be given that we will have sufficient capital available to operate beyond the second quarter of 2013 or that we will be able to effect our new plan of operations.

ITEM 3.          PROPERTIES.

The Company leases approximately 800 square feet of office space at 295 East Main Street, Suite 1, Ashland, Oregon 97520, at a rate of approximately $3,600 per year.  The lease term expires on May 31, 2013.  The Company has the option under the lease to extend the term of the lease by two additional years, provided that we are not in default under the terms of the lease.  We believe that our current facility has the capacity to meet our needs for the foreseeable future.  We do not own any real property.

ITEM 4.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 11, 2013 (a) by each person known by us to own beneficially 5% or more of any class of our common stock, (b) by each of our named executive officers and each of our directors and (c) by all executive officers and directors of the Company as a group.  As of February 11, 2013, there were 24,921,950 shares of our common stock issued and outstanding.  We believe that all persons named in the table have sole voting and investment power with respect to all the shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percent of Class
Directors/Named Executive Officer:
William Patridge	10,513,000	42.18%
Brady Brim-DeForest	11,968,755	48.02%
Charles Lanusse III	25,000	*
Executive Officers and Directors as a group (3 persons)	22,506,755	90.31%

* Less than 1%

(1) Unless otherwise indicated, the business address of each person listed is c/o Hedgebrook, 295 E Main Street, Suite 1, Ashland, Oregon 97520.

(2) For purposes of this table, shares are considered beneficially owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. Shares are also considered beneficially owned if a person has the right to acquire beneficial ownership of the shares within 60 days of February 11, 2013.

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Changes in Control

There are no arrangements of which we are aware that could result in a change of control of the Company.

ITEM 5.          DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth certain information regarding our current executive officers and directors.

Name	Age	Title
William Patridge	75	President, Chief Executive Officer and Director
Brady Brim-DeForest	28	Chief Financial Officer/Treasurer, Secretary and Chairman of the Board of Directors
Charles Lanusse III	43	Director

The following is a brief description of the business experience and background of our directors and executive officers.

William Patridge

Mr. Patridge has served as the Company's President, Chief Executive Officer and director since the Company’s inception in 2004.  Mr. Patridge has been involved in the formation of public companies since 1970 and has over 50 years of diverse business experience, including serving as an officer or director of five public companies. Prior to holding his current positions with the Company, he served as the President of Patridge & Company of Nevada, LLC a privately held corporate finance and consulting business, since 2003.

Mr. Patridge's significant experience in public company management and finance, as well as expertise in mergers and acquisitions has led to the conclusion that he should serve as a director of the Company.

Brady Brim-DeForest

Mr. Brim-DeForest was appointed as Chief Financial Officer/Treasurer and Chairman of the Board of Directors of the Company on October 15, 2012, following the acquisition by Mr. Brim-DeForest of 49% of the voting power of the Company on that date.  Mr. Brim-DeForest has founded and helmed a variety of start-up companies in sectors ranging from entertainment to enterprise software, including an industry leading brand repositioning agency, Kiwi, for whom Mr. Brim-DeForest served as CEO from 2002 to 2005, a media and market intelligence firm for the burgeoning online video space, Tubefilter, Inc., for whom Mr. Brim-DeForest served as President and CEO from 2008-2010, the world's first live online video awards platform, Streamy Awards (Streamys, LLC), which Mr. Brim-DeForest founded and ran from 2008-2010, and Citrusbyte, LLC, a software solutions engineering and design firm, for which Mr. Brim-DeForest served as Partner and Head of Product since 2010.  He has served on the board of directors of a variety of non-profit organizations including the Open Web Foundation, Inc., DataPortability Project, Inc., the International Academy of Web Television, Inc., and GoSustainable, Inc.

Mr. Brim-DeForest's knowledge and experience with start-up companies, branding and the technology industry, as well as his investment experience and experience working with and advising companies within a broad range of industries, has led to the conclusion that he should serve as a director of the Company.

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Charles Lanusse III

Mr. Lanusse was appointed as a director of the Company in August 2008.  Mr. Lanusse has served since 2011 as the Audio Director for Carbine Studios, a developer and publisher of online computer games and a subsidiary of South Korean public company, NCSoft Corporation.  He also has served since 2011 as the President of Tactevo Software, a software company developing advanced financial analytics and mobile technology.  Mr. Lanusse had successful start-up company experience in which he was the founder, Chairman and Chief Executive Officer of Starseed Inc., a web technology business that was sold to GeoCities in 1998.  Mr. Lanusse served as Chief Operating Officer of GeoCities’ WebRing division until Geocities was sold to Yahoo in 1999. Previously, he founded a number of technology startups developing products for the entertainment, communications and industrial control industries.

Mr. Lanusse's extensive experience with start-up companies, the technology industry and management has led to the conclusion that he should serve as a director of the Company.

Family Relationships.

There are no family relationships of any kind among our directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings.

Our management has not been involved in any legal proceedings as described in Item 401 of Regulation S-K.

ITEM 6.          EXECUTIVE COMPENSATION.

For the fiscal years ended December 31, 2012 and 2011, no executive officer of the Company was paid or earned any compensation.  Therefore, a summary compensation table has been omitted because there has been no compensation awarded to, earned by, or paid to any "named executive officer" within the meaning of Item 402 of Regulation S-K.

The Company has no compensatory plans or arrangements whereby any executive officer would receive payments from the Company or a third party upon his resignation, retirement or termination of employment, or from a change in control of the Company or a change in the officer’s responsibilities following a change in control. The Company has not entered into any employment agreements, change-of-control, severance or similar agreements with any of our directors or executive officers.

Equity Compensation Plans

On February 4, 2013, the Company's Board of Directors and holders of at least a majority of the issued and outstanding shares of common stock of the Company approved the Company's 2013 Equity Incentive Plan (the “Equity Plan").  Pursuant to the Equity Plan, we are authorized to grant options, restricted stock and stock appreciation rights to purchase up to 4,000,000 shares of common stock to our employees, officers, directors, consultants and advisors.  The Equity Plan provides for awards of incentive stock options, non-statutory stock options, rights to acquire restricted stock, and stock appreciation rights.  Incentive stock options granted under the Equity Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  Non-statutory stock options granted under the Equity Plan are not intended to qualify as incentive stock options under the Code. As of the date of this Form 10, no awards have been granted under the Equity Plan.  The Company adopted the Equity Plan to replace the Company's 2007 Equity Incentive Plan, which the Company terminated as of February 4, 2013.  No shares of common stock were subject to any outstanding awards granted under the 2007 Equity Incentive Plan.

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Equity Awards

There were no options, warrants or other security awards outstanding as of December 31, 2012.

Director Compensation

No member of our Board of Directors receives compensation solely for his services as a director. Directors, however, are entitled to receive compensation for services unrelated to their service as a director to the extent that they provide such unrelated services to the Company.

ITEM 7.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Ashland Lease

Through November 2012, the office business facility located in Ashland, Oregon that the Company leases was owned by Main & Second Street LLC, a company of which William Patridge, President and Chief Executive Officer of the Company, is the managing member.  In December 2012, the facility was sold to an outside party.  Pursuant to an agreement between the Company, Main & Second Street LLC and William Patridge, accrued but unpaid rent expense of $98,855 was exchanged as of October 15, 2012 for the issuance to Mr. Patridge of 5,914,883 shares of common stock of the Company.  See discussion below under “Memorialization of Cancellation of Debt and Exchange Agreement.” The liability to Main & Second Street LLC as of December 31, 2012 and 2011, respectively, of $0 and $95,555 is classified within liabilities.

Memorialization of Cancellation of Debt and Exchange Agreement

The Company entered into an agreement as of October 15, 2012 with Mr. Patridge, Patridge & Company of Nevada, LLC, of which Mr. Patridge is managing member, and Main & Second Street, LLC (the “Patridge Parties”) to cancel certain indebtedness to the Patridge Parties in exchange for shares of common stock of the Company.  Under the agreement, the parties agreed to cancel a promissory note payable to Mr. Patridge in the amount of $48,008 in exchange for the issuance to Mr. Patridge of 2,872,502 shares of common stock of the Company.  The parties also agreed to cancel accrued rent owing to Main & Second Street LLC in the amount of $98,855 in exchange for the issuance to Mr. Patridge of 5,914,883 shares of common stock of the Company.

Funding of Company Operations

Prior to the appointment of Mr. Brim-DeForest as an executive officer and director of the Company, the Company sold to Mr. Brim-DeForest 11,966,755 shares of common stock of the Company for an aggregate purchase price of $200,000.  On February 6, 2013, Mr. Patridge contributed $25,000 to the Company in exchange for 500,000 shares of common stock of the Company.

Director Independence

Our common stock is quoted on the OTC Markets Group under the symbol “HBRK.” The OTC Markets Group electronic trading platform does not maintain any standards regarding the “independence” of the directors on our company’s Board of Directors, and we are not otherwise subject to the requirements of any national securities exchange or an inter-dealer quotation system with respect to the need to have a majority of our directors be independent.

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In the absence of such requirements, we have elected to use the definition for “director independence” under the NASDAQ stock market’s listing standards, which defines an “independent director” as “a person other than an officer or employee of the company or any other individual having a relationship, which in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The definition further provides that, among others, employment of a director by us at any time during the past three years is considered a bar to independence regardless of the determination of our Board of Directors.

All of our Board members, except Mr. Lanusse, are executive officers of the Company and therefore not deemed “independent” under the NASDAQ Stock Market’s listing standards.  Although a majority of our Board of Directors is not “independent” under NASDAQ’s listing standards, due to their combined business and financial experience and because our common stock is not currently listed on any of the NASDAQ stock markets, we believe that our executive officer-directors can competently perform the functions required of them as directors of the Company.

Board of Directors

As of the date of this Form 10, our Board consisted of three directors, namely, Brady Brim-DeForest, William Patridge and Charles Lanusse III. Pursuant to our Bylaws, our directors are to serve until their successors are elected and qualified, or until removed from office in accordance with our Bylaws. Our Bylaws provide that the number of directors may be changed from time to time by resolutions adopted by the Board of Directors or our stockholders, subject to any limitations under Nevada law, our Articles of Incorporation or our Bylaws.

Board Committees

Pursuant to our Bylaws, our Board of Directors may establish committees of one or more directors from time-to-time, as it deems appropriate. Our common stock is quoted on the OTC Markets Group under the symbol “HBRK.” The OTC Markets Group does not maintain any standards requiring us to establish or maintain an audit, nominating or compensation committee. As of February 11, 2013, our Board of Directors does not maintain any audit, nominating or compensation committee, or any other committees.

Code of Ethics

Our Board of Directors has adopted a code of ethics covering all of our executive officers and key employees.  A copy of our code of ethics will be furnished without charge to any person upon written request.  Requests should be sent to:  Secretary, Hedgebrook, 295 East Main Street, Suite 1, Ashland, Oregon 97520.

ITEM 8.          LEGAL PROCEEDINGS.

None.

ITEM 9.         MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock began trading on the OTC Markets Group under the symbol “ECOI” on April 18, 2008.  In November 2012, we changed our name to “Hedgebrook" and on December 10, 2012 our trading symbol was changed to “HBRK.”  During fiscal years 2012 and 2011, there has only been limited trading in our common stock, and there have been some periods during which there was no trading of our stock.  As a result, because of the limited and sporadic trading, we do not believe that the high and low bid information for our common stock for each quarterly period within fiscal years 2012 and 2011 is meaningful.

As of February 11, 2013, there were 24,921,950 shares of our common stock issued and outstanding. In addition, as of February 11, 2013, zero shares of our common stock were subject to securities otherwise convertible into shares of our common stock.

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As of February 11, 2013, there were no outstanding options or warrants to acquire shares of our common stock, and there are no shares of our common stock that can be resold pursuant to Rule 144 under the Securities Act, or that we have agreed to register under the Securities Act for sale by security holders, or that are being, or are proposed to be, publicly offered by us.

Stockholders

As of February 11, 2013, there were approximately 125 stockholders of record.

Dividends

We have never paid any cash dividends on our common stock and do not anticipate paying dividends in the foreseeable future. We presently intend to retain any future earnings for financing our growth and expansion.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table contains information regarding our equity compensation plans as of the date of this Form 10.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders 2013 Equity Incentive Plan	–	$–	4,000,000

Equity compensation plans not approved by security holders	–	–	–

Total	–	–	4,000,000

ITEM 10.          RECENT SALES OF UNREGISTERED SECURITIES.

We have issued and sold securities of the Company as disclosed below within the last three years. The following sales of securities were effected in reliance on the exemption from registration contained in Section 4(2) of the Securities Act, and such securities may not be reoffered or sold in the United States by the holders in the absence of an effective registration statement, or valid exemption from the registration requirements, under the Securities Act:

•	In November 2010, we sold a total of 228,500 shares of our common stock to one investor in connection with the conversion of a promissory note, at a conversion price per share of $0.05.

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•	In December 2010, we sold a total of 345,000 shares of our common stock to one investor in connection with the conversion of a promissory note, at a conversion price per share of $0.05.

•	In October 2012, we sold a total of (i) 11,966,755 shares of our common stock to one investor for proceeds of $200,000, (ii) 8,787,385 shares of our common stock to another investor in exchange for the cancellation of certain debt and liabilities of the Company of $146,863, (iii) 205,000 shares of our common stock to eight other investors for aggregate proceeds of $676, and (iv) 30,000 shares of our common stock to one investor in connection with the exercise of a stock option for $100.

•	In February 2013, we issued a total of 500,000 shares of our common stock to one investor in exchange for a capital contribution of $25,000.

ITEM 11.          DESCRIPTION OF SECURITIES TO BE REGISTERED.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, which are designated "Series A Preferred Stock."  We are registering our common stock under this Form 10 pursuant to Section 12(g) of the Exchange Act.

As of February 11, 2013, there were 24,921,950 shares of our common stock issued and outstanding. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not authorized.

Our common stock is not subject to conversion or redemption and holders of common stock are not entitled to preemptive rights. Upon the liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to stockholders, after payment of claims of creditors and payment of liquidation preferences, if any, on outstanding preferred stock, are distributable ratably among the holders of common stock and any participating preferred stock outstanding at that time. Each outstanding share of common stock is fully paid and nonassessable. Our Board of Directors has the authority to issue authorized but unissued shares of common stock without any action by our stockholders.

Anti-Takeover Effects of Certain Provisions of Nevada State Law

We may in the future become subject to Nevada’s control share law. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, the control share law does not govern their shares.

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If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

Nevada’s control share law may have the effect of discouraging takeovers of the corporation. In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations, and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to discourage parties interested in taking control of the company from doing so if it cannot obtain the approval of our board of directors.

Transfer Agent

Our transfer agent is Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, New York, 11764. The telephone number of Manhattan Transfer Registrar Company is (800) 786-0362, and its facsimile number is (631) 209-8143.

ITEM 12.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation, as amended, provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Nevada Revised Statutes, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Nevada Revised Statutes provide that a corporation’s charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

The Company’s Bylaws, as amended, include an indemnification provision under which the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

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The Company’s Bylaws further provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  Additionally, the Company's Bylaws provide that expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized under the Bylaws.

The Nevada Revised Statutes also permits a corporation, and our Articles of Incorporation and Bylaws therefore permit the Company to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or our agent, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not we would have the power to indemnify them against such liability under our Bylaws.

However, nothing in our charter or Bylaws protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject because of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Nevada Revised Statutes provide that he shall be indemnified against reasonable expenses incurred in connection therewith.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

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ITEM 13.          FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered accounting firm’s report are set forth immediately following the signature page to this registration statement, beginning with the Index to Financial Statements on page F-1 and which are incorporated herein by reference.

ITEM 14.          CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

ITEM 15.          FINANCIAL STATEMENTS AND EXHIBITS.

See “Index to Financial Statements” set forth on page F-1.

The following documents are furnished as exhibits to this Form 10.

Number	Exhibit
3.1	Amended and Restated Articles of Incorporation, as amended, of the Company.
3.2	Certificate of Designation of Preferences, Limitations and Rights of Series A Preferred Stock of the Company.
3.3	Amended and Restated Bylaws of the Company.
4.1	Specimen Common Stock Certificate.
10.1	Memorialization of Cancellation of Debt and Exchange Agreement, dated as of October 15, 2012, between the Company and William C. Patridge, Patridge & Company of Nevada, LLC and Main & Second Street, LLC.
10.2	2013 Equity Incentive Plan of the Company.
10.3	Lease Agreement, dated June 1, 2012, between Main and Second Street, LLC and the Company.
10.4	Settlement and Release Agreement, dated as of February 6, 2013, between T Squared Investments, LLC and the Company.
14.1	Hedgebrook Code of Ethics and Business Conduct.

21

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HEDGEBROOK

Date: February 15, 2013	By:	/s/ WILLIAM PATRIDGE
William Patridge
President and Chief Executive Officer

22

Hedgebrook (formerly ecoSolutions Intl)

Index to Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Stockholders’ Deficit	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7 to F-15

F-1

Report of Independent Registered Public Accounting Firm

To: The Board of Directors and Stockholders of Hedgebrook (formerly ecoSolutions Intl)

Ashland, Oregon

We have audited the accompanying balance sheets of Hedgebrook (formerly ecoSolutions Intl) as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hedgebrook as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. As discussed in Note 1, the Company has incurred a net loss of $67,160 for the year ended December 31, 2012, has a working capital deficiency of $24,949 and has an accumulated deficit of $7,987,518 and expects to incur substantial additional losses and costs. The foregoing matters raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1 to the accompanying financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

Los Angeles, California

February 15, 2013

F-2

Hedgebrook (formerly ecoSolutions Intl)

Balance Sheets

	December 31,	December 31,
	2012	2011
Assets

Current assets:
Cash	$163,576	$–
Prepaid expenses, deposits and advances	1,926	–

Total assets	$165,502	$–

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable (related party balances of $0 and $95,555 for 2012 and 2011, respectively - see Note 4)	$66,051	$142,720
Accrued liabilities	9,700	–
Convertible notes payable - default (related party balances of $0 and $48,008 for 2012 and 2011, respectively - see Note 4)	114,700	162,708

Total liabilities	190,451	305,428

Stockholders’ deficit:
Convertible preferred stock, par value $.001; convertible 10 common for 1 preferred; 20,000,000 shares authorized; 0 shares issued and outstanding	–	–
Common stock, par value $.001; 200,000,000 shares authorized; 24,421,950 and 3,432,810 shares issued and outstanding at December 31, 2012 and 2011, respectively	24,422	3,433
Additional paid-in capital	7,938,147	7,611,497
Accumulated deficit	(7,987,518)	(7,920,358)

Total stockholders’ deficit	(24,949)	(305,428)

Total liabilities and stockholders' deficit	$165,502	$–

The accompanying notes are an integral part of these financial statements.

F-3

Hedgebrook (formerly ecoSolutions Intl)

Statements of Operations

	Years Ended
	December 31, 2012	December 31, 2011

General and administrative expenses:
Other general and administrative expenses	$67,160	$17,352

Total general and administrative expenses	67,160	17,352

Operating loss	(67,160)	(17,352)

Interest expense	–	1,566

Net loss	$(67,160)	$(18,918)

Net loss per share, basic and diluted	$(0.01)	$(0.01)

Weighted average shares used in per share calculations:
Basic and diluted	7,860,656	3,432,810

The accompanying notes are an integral part of these financial statements.

F-4

Hedgebrook (formerly ecoSolutions Intl)

Statements of Changes in Stockholders’ Deficit

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit

Balance at January 1, 2011 (a)	3,432,810	$3,433	$7,611,497	$(7,901,440)	$(286,510)

Net loss	–	–	–	(18,918)	(18,918)

Balance at December 31, 2011	3,432,810	3,433	7,611,497	(7,920,358)	(305,428)

Issuance of common stock for cash	12,171,755	12,172	188,504	–	200,676

Issuance of common stock for exchange of related party indebtedness	8,787,385	8,787	138,076	–	146,863

Exercise of stock options	30,000	30	70	–	100

Net loss	–	–	–	(67,160)	(67,160)

Balance at December 31, 2012	24,421,950	$24,422	$7,938,147	$(7,987,518)	$(24,949)

(a) All amounts include the effects of the 1-for-10 reverse stock split implemented August 4, 2011, retroactively applied to all years presented.

The accompanying notes are an integral part of these financial statements.

F-5

Hedgebrook (formerly ecoSolutions Intl)

Statements of Cash Flows

Increase (Decrease) in Cash

	Years Ended
	December 31, 2012	December 31, 2011
Cash flows used for operating activities:
Net loss	$(67,160)	$(18,918)

Adjustments to reconcile net loss to net cash used for operating activities:
Amortization of debt discount	–	1,566

Changes in assets and liabilities:
Prepaid expenses, deposits and advances	(1,926)	–
Accounts payable and accrued liabilities	31,886	15,724

Net cash used for operating activities	(37,200)	(1,628)

Cash flows used for investing activities:
Net cash used in investing activities	–	–

Cash flows provided by financing activities:
Proceeds from issuance of common stock and exercise of stock options	200,776	–

Net cash provided by financing activities	200,776	–

Net increase (decrease) in cash	163,576	(1,628)
Cash, beginning of year	–	1,628

Cash, end of year	$163,576	$–

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$–	$–

Supplemental disclosure of non-cash financing activities:
Exchange of related party indebtedness for common stock of the Company	$146,863	$–

The accompanying notes are an integral part of these financial statements.

F-6

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 1 - Summary of Significant Business and Accounting Policies

Business Organization

Hedgebrook (f/k/a as ecoSolutions Intl) (“we,” “us,” “our,” “Hedgebrook,” or the “Company”) was originally incorporated as “360 Interchange, Inc.” under the laws of the State of Oregon on July 24, 2004. The Company reincorporated in Nevada on January 3, 2005. On March 17, 2008, we changed our name to "ecoSolutions Intl" to reflect our business focus at that time on eco-friendly products. On August 11, 2011, we changed our name to "Golden Hills Resources Corporation" in connection with the closing of a share exchange agreement entered into by the Company, pursuant to which the Company acquired 100% of the share capital of a private company. The acquisition was subsequently rescinded by mutual agreement of the parties on October 31, 2011 and treated as null and void. We changed our name back to "ecoSolutions Intl" on December 7, 2011.  On November 28, 2012, we changed our name to "Hedgebrook" to reflect our new business focus on mergers and acquisitions.

Business Activity

Until 2007, we were a trading company focusing on the sale of wood flooring and yoga mat products in North America. Our operations in this industry were affected by financial troubles in the real estate market. In early 2007, our Board of Directors decided to develop a business in the alternative plastics market as a distributor of non-polyvinyl chloride (PVC) plastics and bioplastics, having concluded that there was an opportunity to participate in the rapidly growing eco-consciousness and “green” industry. The Company developed exclusive business arrangements with certain Asian manufacturers to market and sell eco-friendly products, focusing on selling plastic alternatives to PVC. In late 2009, we ceased all operations in the alternative plastics market because we did not have sufficient capital to execute our business plan. Our Board has since evaluated other business opportunities for the Company, including the possibility of acquiring operating companies. Our current plan of operations is to merge with or acquire one or more existing companies or businesses. Our search for a business opportunity will focus on an extensive international range of asset classes, including real estate, private equity, and public securities, across market segments including aerospace, consumer and retail, healthcare and technology. As of December 31, 2012, the Company has not consummated any mergers or acquisitions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value

Unless otherwise indicated, the fair values of all reported assets and liabilities, which represent financial instruments, none of which are held for trading purposes, approximate carrying values of such amounts.

F-7

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 1 - Summary of Significant Business and Accounting Policies (continued)

Going Concern and Basis of Presentation

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company incurred net losses of $67,160 and $18,918 for the years ended December 31, 2012 and 2011, respectively. The Company had a working capital deficiency of $24,949 and an accumulated deficit of $7,987,518 as of December 31, 2012. These factors raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time. We intend to merge with or acquire one or more existing companies or businesses that generate revenues. We anticipate that we will rely upon funds provided by advances and/or loans from management to conduct investigation and analysis of any potential target companies or businesses, as well as private sales of our securities to outside investors. However, there is no assurance that we will obtain such financing, or that we will do so on favorable terms, and no assurance can be given that we will have sufficient capital available to operate beyond the second quarter of 2013, which raises substantial doubt as to our ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the success of our proposed business plan, which includes achieving profitable operations in the future. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The Company’s operating results will fluctuate for the foreseeable future.  Therefore, period-to-period comparisons should not be relied upon as predictive of the results in future periods.  The results of operations for the years ended December 31, 2012 and 2011 are not necessarily indicative of the results to be expected for any subsequent periods.

Cash

For purposes of the balance sheets and statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) 740, "Accounting for Income Taxes". Deferred taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

As required by ASC 740-10, “Income Taxes”, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Management does not believe that there are any uncertain tax positions which would have a material impact on the financial statements.

Stock-Based Compensation

Stock-based compensation is accounted for under ASC 718, “Compensation – Stock Compensation”, which requires all share-based payments, including grants of stock options, to be recognized in the income statement as an operating expense, based on fair values.

F-8

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 1 - Summary of Significant Business and Accounting Policies (continued)

Comprehensive Loss

Comprehensive loss consists of net loss and other gains and losses affecting stockholders equity that, under accounting principles generally accepted in the United States of America, are excluded from net loss in accordance with ASC 220, "Reporting Comprehensive Income”. The Company, however, does not have any components of other comprehensive loss as defined by ASC 220. For the years ended December 31, 2012 and 2011, comprehensive loss consists only of net loss and, therefore, a Statement of Other Comprehensive Loss has not been included in these financial statements.

NOTE 2 - Income Taxes

The Company has no provision for income taxes for the years ended December 31, 2012 and 2011 due to net operating losses incurred.  The Company’s effective tax rate differed from the federal statutory income tax rate for the years ended December 31, 2012 and 2011 as follows:

	2012	2011
Federal statutory rate	34.0%	34.0%
State tax, net of federal tax effect	4.0%	4.0%
Permanent differences	0.1%	8.3%
Valuation allowance	(38.1)%	(46.3)%

Effective tax rate	0.0%	0.0%

F-9

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 2 - Income Taxes (continued)

Deferred income taxes result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. A valuation allowance is recorded if the weight of available evidence suggests it is more likely than not that some portion or the entire deferred tax asset will not be recognized.  The Company determined at the end of 2011 that, based on recent operating results, it was more likely than not that the Company would realize any of the deferred tax assets. The Company during 2011 had a deferred tax asset of approximately $2 million related to a net operating loss carryforward, which was totally offset by a valuation allowance.

As of December 31, 2012, the value of the Company’s federal and state net operating loss carryforwards were approximately $5,357,000.  The ability for the Company to utilize the available federal and state net operating losses is scheduled to expire over time starting in 2025 and ending in 2032. Internal Revenue Code Section 382 limits the utilization of net operating loss carryforwards upon a change of control of a company. The Company performed an evaluation as to whether a change in control has taken place and concluded that a change did occur in October 2012. As a result of the change in control, the Company’s net operating loss carryforwards are subject to limitation, which had the effect of eliminating substantially all of the future tax benefits of these net operating loss carryforwards. As a result, the Company reduced its deferred tax asset and valuation allowance by approximately $2 million as of December 31, 2012.

NOTE 3 - Convertible Notes Payable - default

Notes payable as of December 31, 2012 and December 31, 2011 are summarized as follows:

	December 31,	December 31,
	2012	2011
Convertible promissory note to William Patridge, President and CEO, for funding of the Company bearing no interest, due June 2011, exchanged for shares of Company common stock in October 2012	$–	$48,008

Convertible promissory note, bearing no interest, maturity of January 2010	114,700	114,700

	$114,700	$162,708

F-10

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 3 - Convertible Notes Payable - default (continued)

The Company had a past due note to T Squared Investments, LLC (“T-Squared”), non-interest bearing and convertible at 50% of the note balance at $0.10 per share of common stock and 50% of the note balance at $0.50 per share of common stock. As of February 6, 2013, the note was cancelled pursuant to a settlement and release agreement with T Squared. See further discussion under Note 9 ("Subsequent Events") of these notes to financial statements. As of December 31, 2012, the T Squared note has not been paid and is shown within liabilities on the accompanying Balance Sheets.

F-11

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 4 - Related Party Transactions

Ashland Lease

Through November 2012, the business facility located in Ashland, Oregon that the Company leases office space from was owned by Main and Second Street LLC, a company of which Patridge is the managing member. In December 2012, the business facility was sold to an outside party. Pursuant to an agreement between the Company, Main & Second Street LLC and Patridge, accrued but unpaid rent expense of $98,855 was exchanged as of October 15, 2012 for the issuance to Patridge of 5,914,883 shares of common stock of the Company. See discussion below under “Memorialization of Cancellation of Debt and Exchange Agreement.” The rental agreement was not collateralized. The liability to Main & Second Street LLC as of December 31, 2011 of $95,555 is classified within liabilities. As of December 31, 2012, the Company was not indebted to Patridge.

Memorialization of Cancellation of Debt and Exchange Agreement

The Company entered into an agreement as of October 15, 2012 with Patridge, Patridge & Company of Nevada, LLC, of which Patridge is the managing member, and Main & Second Street, LLC (the “Patridge Parties”) to cancel certain indebtedness to the Patridge Parties in exchange for shares of common stock of the Company. Under the agreement, the parties agreed to cancel a promissory note payable to Patridge in the amount of $48,008 in exchange for the issuance to Patridge of 2,872,502 shares of common stock of the Company. The parties also agreed to cancel accrued rent owing to Main & Second Street LLC in the amount of $98,855 in exchange for the issuance to Mr. Patridge of 5,914,883 shares of common stock of the Company.

Funding of Company Operations

Prior to and in connection with the appointment on October 15, 2012 of Brady Brim-DeForest as the Company's Chief Financial Officer/Treasurer and Chairman of the Board, the Company sold to Mr. Brim-DeForest 11,966,755 shares of common stock of the Company for an aggregate purchase price of $200,000.

NOTE 5 - Leases

The Company leases office space at 295 East Main Street, Suite 1, Ashland, Oregon 97520.  The Company leased the space from Main & Second Street LLC through November 2012, and, starting in December 2012, the Company has leased such space from an outside party. The lease term expires on May 31, 2013. The Company has the option under the lease to extend the term of the lease by two additional years, provided that we are not in default under the terms of the lease. Total minimum rental lease expense was $3,600 and $6,351 for the years ended December 31, 2012 and 2011, respectively. Lease expense is recorded within other general and administrative expenses in the accompanying Statements of Operations.

The aggregate future minimum annual lease payments under non-cancelable operating leases as of December 31, 2012 were as follows:

Year Ended December 31,
2013	$1,500

$1,500

F-12

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 6 - Stockholders’ Deficit

The Company’s authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock, par value $0.001 per share, which are designated "Series A Preferred Stock." On June 23, 2011, the Company filed with the Nevada Secretary of State Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s outstanding shares of common stock on a 1-for-10 basis. The reverse stock split went into effect on the opening of trading on August 4, 2011. All common stock and per share information (other than par value) contained in the accompanying financial statements has been adjusted to reflect the foregoing stock split. As of December 31, 2012 and 2011, 24,421,950 and 3,432,810 shares of our common stock were issued and outstanding, respectively, and zero shares of our Series A Preferred Stock were outstanding. Each share of Series A Preferred Stock may be converted into ten shares of common stock as fully paid and non-assessable common stock and has voting rights equal to ten votes for each share of Series A Preferred Stock. The rights and privileges of shares of Series A Preferred Stock include dividend rights and there are no liquidation or call preferences. The Series A Preferred Stock does not carry any other rights other than the foregoing. Subject to preferences that may be applicable to any Series A Preferred Stock outstanding at the time, the holders of common stock are entitled to receive dividends out of legally available assets at such times and in such amounts as our Board of Directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders.

The Company’s common stock is not subject to conversion or redemption and holders of common stock are not entitled to preemptive rights. Each outstanding share of common stock is fully paid and nonassessable. The Board of Directors has the authority to issue authorized but unissued shares of common stock without any action by the Company's stockholders.

In October 2012, we sold a total of (i) 11,966,755 shares of our common stock to one investor for proceeds of $200,000, (ii) 8,787,385 shares of our common stock to another investor in exchange for the cancellation of certain indebtedness of the Company of $146,863, (iii) 205,000 shares of our common stock to eight other investors for aggregate proceeds of $676, and (iv) 30,000 shares of our common stock to one investor in connection with the exercise of a stock option for $100.

F-13

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 7 - Stock Options

The Company has granted non-qualified and incentive stock option agreements (the “Agreements”) to certain employees, advisors, consultants and board members. The Agreements provide for the grant of stock options, exercisable for shares of the Company’s common stock. In May 2007, the Board of Directors, by unanimous written consent, adopted the 2007 Equity Incentive Plan and Incentive Stock Option agreement. For the years ended December 31, 2012 and 2011, the Company granted no options to purchase shares of the Company’s common stock. For the years ended December 31, 2012 and 2011, options of 30,000 and 0 shares, respectively, were exercised with an intrinsic value of $0 and cash proceeds to the Company of $100. This exercise in 2012 was based on a board approved exercise price modification of $0.0033. For the years ended December 31, 2012 and 2011, options on 20,000 and 0 shares, respectively, were forfeited with no options outstanding at December 31, 2012.

A summary is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number	Exercise	Contractual
	of shares	Price	Life
Balance at December 31, 2010	50,000	$0.150	1.12

Granted	0	0.000
Exercised	0	0.000
Forfeited	0	0.000

Balance at December 31, 2011	50,000	$0.150	1.12

Granted	0	$0.000
Exercised	(30,000)	0.003
Forfeited	(20,000)	0.150

Balance at December 31, 2012	0	$0.000	0

Exercisable at December 31, 2012	0	$0.000	0

F-14

Hedgebrook (formerly ecoSolutions Intl)

Notes to Financial Statements

Years Ended December 31, 2012 and 2011

NOTE 7 - Stock Options (continued)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718 and the conclusions reached by ASC 505, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of the equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by ASC 505.

Under ASC 718, forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate. The Company utilized a 10% forfeiture rate. The Company recognized no stock option expense for the years ended December 31, 2012 and 2011, respectively. As of December 31, 2012, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under existing stock option plans.

NOTE 8 - Loss per Share

The Company has adopted ASC 260, “Earnings per Share”. ASC 260 provides for the calculation of basic and diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Loss per share is computed as net loss divided by the weighted average of common shares outstanding for the period, as follows:

	2012	2011

Net loss available to common stockholders	$(67,160)	$(18,918)

Weighted average common shares outstanding, basic and diluted	7,860,656	3,432,810

Basic and diluted loss per share	$(0.01)	$(0.01)

At December 31, 2012, common stock equivalents of 688,200, comprised of convertible promissory notes convertible into shares of Company common stock were outstanding and could affect future periods, but were not included in the computation of diluted loss per common share as the effect would be anti-dilutive.  At December 31, 2011, common stock equivalents of 738,200, comprised of stock options to purchase 50,000 shares of Company common stock and convertible promissory notes convertible into 688,200 shares of Company common stock were not included in the computation of diluted loss per common share as the effect would be anti-dilutive.

NOTE 9 - Subsequent Events

Effective as of February 6, 2013, the Company entered into a settlement and release agreement with T Squared Investments, LLC ("T Squared”), pursuant to which the Company and T Squared agreed to cancel a convertible promissory note issued by the Company to T Squared on July 8, 2008, as amended on July 16, 2009 and November 3, 2010, in the principal amount of $114,700 in exchange for the immediate payment by the Company to T Squared of $25,000 and an additional payment of $15,000 on the first anniversary date of the settlement and release agreement. On February 6, 2013, William Patridge, President and Chief Executive Officer, contributed $25,000 to the Company in exchange for 500,000 shares of common stock of the Company, at a price per share of $0.05, to help fund the Company's operating needs.

F-15